Exhibit 99.1

Contact:	Allen & Caron Inc.	RITA Medical Systems, Inc.
	Jill Bertotti (investors)	Don Stewart, Chief Financial Officer
	949-474-4300	Stephen Pedroff, Marketing Communications
	jill@allencaron.com	650-314-3400
	Surf Media Communications	dstewart@ritamed.com
	Juliana Minsky (media)	spedroff@ritamed.com
805-962-3700
jm@surfmedia.com

RITA MEDICAL SYSTEMS ANNOUNCES NEW REIMBURSEMENT CODE

AVAILABLE FOR TREATING BONE TUMORS WITH RADIOFREQUENCY

ABLATION

New American Medical Association CPT Code and Medicare National Unadjusted Payment Rates for Reimbursement Effective January 1, 2004

MOUNTAIN VIEW, CA (January 21, 2004) . . . RITA Medical Systems, Inc. (Nasdaq: RITA) today announced that the American Medical Association (AMA) has assigned a new Current Procedural Terminology (CPT) code, 20982, for radiofrequency ablation (RFA) of bone tumors. Following the AMA’s action, Medicare issued new National Unadjusted Payment Rates for both facility and non-facility based radiofrequency ablation treatment of bone tumors. The AMA CPT code and the Medicare payment guidelines became effective on January 1, 2004.

“The company expects that the adoption of radiofrequency ablation for bone tumors will grow now that this important reimbursement milestone has been achieved,” commented Mr. Joseph DeVivo, President and CEO of RITA Medical Systems. “We believe that the new CPT code and reimbursement guidance will positively influence hospitals and physicians to offer this important treatment option for bone tumor patients,” he continued.

Lynn Saccoliti, Vice President of Reimbursement Affairs for RITA Medical Systems stated, “RITA Medical is the only radiofrequency ablation device manufacturer with regulatory indications for bone tumor application. The new CPT code gives non-facility based radiology and oncology practices an important new option for treating bone tumors.”

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The newly published Medicare National Unadjusted Payment Rates set payment levels for physician services of $4,262.87 per procedure for non-facility based radiofrequency treatment of bone tumors, and $408.47 for physician services for facility-based treatment. Reimbursement is lower for facility based treatment because the physician uses the hospital’s imaging and radiofrequency ablation equipment. Physicians in radiology and oncology practices that have purchased the company’s radiofrequency ablation products for use outside of the hospital setting are eligible for the non-facility reimbursement.

Prior to the assignment of the new CPT code physicians and hospitals relied on miscellaneous or general “Series 99” codes to file reimbursement claims. The newly assigned CPT code provides an industry standard procedure billing and coding process for radiofrequency ablation of bone tumors.

CPT Code 20982 covers percutaneous radiofrequency ablation of bone tumors (e.g. osteoid osteoma, and metastasis) including computed tomography (CT) guidance. The AMA CPT codes are applicable to government and private payer health insurance systems. The private payer health insurance systems commonly set reimbursement levels for medical treatments using the published Medicare “National Unadjusted Payment Rates.”

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for patients with solid cancerous or benign tumors. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. While the Company’s current focus is on liver cancer and metastatic bone cancer, the Company believes that its minimally invasive technology may in the future be applied to other types of tumors, including tumors of the lung, breast, uterus, prostate and kidney. The Company has received regulatory clearance in major markets worldwide, including the United States. In March 2000, RITA became the first radiofrequency ablation company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The Company has sold over 45,000 of its disposable devices throughout the world.

The statements in this news release related to the growth of adoption of RFA treatment, the impact of CPT codes and the achievement of key milestones and regulatory approvals are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company’s filings with the Securities and Exchange Commission.

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